                                                                   EXHIBIT 23.01

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Cardinal Health, Inc. on Form S-4 of our report dated August 12, 1997, except for Note 16 as to which the date is August 23, 1997 and Note 17 as to which the date is December 30, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note
17), appearing in the Annual Report on Form 10-K/A of Cardinal Health, Inc. for the year ended June 30, 1997, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Columbus, Ohio
June 11, 1998